EXHIBIT 5

[Airgas, Inc. Letterhead]

June 11, 2014

Airgas, Inc.
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087

Re: Registration Statement on Form S-8

Ladies and Gentlemen:
This opinion is submitted in connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $20,000,000 of deferred compensation obligations that represent unsecured obligations of Airgas, Inc. (the “Registrant”), a Delaware corporation, to pay deferred compensation in the future (the “Obligations”). The Obligations are to be offered and sold under the Airgas, Inc. Deferred Compensation Plan II, as amended (the “Plan”).
I am Senior Vice President and General Counsel of the Registrant and, in that capacity, I, or lawyers in the Law Department of the Registrant acting under my supervision, have examined the Registration Statement, including the exhibits thereto, the Registrant’s Certificate of Incorporation, as amended, the Registrant’s Bylaws, as amended, the Plan and related minutes of actions taken by the Board of Directors of the Registrant. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the authenticity of all documents submitted to me as copies of originals.
Based on the foregoing, I am of the opinion that, when issued pursuant to the terms of the Plan, the Obligations will be valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
The opinion expressed in this letter is limited to the laws of the Commonwealth of Pennsylvania as the law governing the Plan, and the General Corporation Law of the State of Delaware as the law of the jurisdiction in which the Registrant is incorporated. The opinion is rendered as of the date of this letter. I assume no obligation to update the opinion to reflect any changes of law or fact that may occur after the date of this letter.
I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.
It is understood that this opinion is to be used only in connection with the offer and sale of the Obligations while the Registration Statement is in effect.

Sincerely,

/s/ ROBERT H. YOUNG, JR.
Robert H. Young, Jr.
Senior Vice President and General Counsel